Exhibit 99.1

Encore Capital Group Announces Third Quarter 2024 Financial Results

•Highly favorable purchasing conditions continue in U.S. market
•Global portfolio purchases up 23% to $282 million
•Global collections up 18% to $550 million
•GAAP EPS of $1.26

SAN DIEGO, November 6, 2024 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the third quarter ended September 30, 2024.
“Encore’s strong third quarter performance was largely driven by our MCM (Midland Credit Management) business in the U.S.,” said Ashish Masih, President and Chief Executive Officer. “U.S. market supply continues to grow to record levels, driven by the highest U.S. charge off rate in more than 10 years coupled with growth in lending. Amid these favorable market conditions, MCM continues to deliver on this robust opportunity with portfolio purchases of $230 million, up 28% compared to the year ago quarter, while collections in the quarter were at their highest level since 2021.”
“For our Cabot business in the U.K. and Europe, the portfolio purchasing market remains competitive. We are maintaining discipline and our selective approach to purchasing portfolios in the region as we continue to see slow improvement in portfolio pricing, although pricing still does not yet consistently reflect the higher cost of capital. This approach has led to better purchase price multiples compared to a year ago.”
In the third quarter, the company exited the secured NPL market in Spain, which was a small, niche portion of Cabot’s business. The sale of these assets resulted in a pre-tax loss of $8 million, or ($0.27) per share.
“Due to our continued strong operational and investment execution, we are again raising our 2024 guidance which we originally established in February and revised upward in August. We now anticipate our global portfolio purchasing this year will exceed $1,250 million and we expect our year-over-year collections growth to be approximately 15% to over $2,125 million. As always, we remain committed to the critical role we play in the consumer credit ecosystem and to helping consumers restore their financial health,” said Masih.

Encore Capital Group, Inc.

Financial Highlights for the Third Quarter of 2024:

	Three Months Ended September 30,
(in thousands, except percentages and earnings per share)	2024	2023	Change
Portfolio purchases(1)	$282,485	$230,559	23%
Estimated Remaining Collections (ERC)	$8,648,886	$7,877,621	10%
Collections	$550,268	$465,339	18%
Revenues	$367,071	$309,619	19%
Operating expenses	$260,981	$234,101	11%
GAAP net income	$30,643	$19,339	58%
GAAP earnings per share	$1.26	$0.79	59%
______________________
(1)Includes U.S. purchases of $230.2 million and $179.3 million, and Europe purchases of $52.3 million and $51.3 million in Q3 2024 and Q3 2023, respectively.

Conference Call and Webcast
Encore will host a conference call and slide presentation today, November 6, 2024, at 2:00 p.m. Pacific / 5:00 p.m. Eastern time, to present and discuss third quarter results.
Members of the public are invited to access the live webcast via the Internet by logging in on the Investor Relations page of Encore's website at encorecapital.com. To access the live conference call by telephone, please pre-register using this link. Registrants will receive confirmation with dial-in details.

For those who cannot listen to the live broadcast, a replay of the webcast will be available on the Company's website shortly after the call concludes.

Encore Capital Group, Inc.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. Adjusted EBITDA has not been prepared in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income and net income per share as indicators of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure is below.

About Encore Capital Group, Inc.

Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.
Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Encore Capital Group, Inc.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results (including purchases and collections), performance, supply and pricing, liquidity, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
(858) 309-6442
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$247,353	$158,364
Investment in receivable portfolios, net	3,719,260	3,468,432
Property and equipment, net	103,550	103,959
Other assets	295,422	293,256
Goodwill	628,131	606,475
Total assets	$4,993,716	$4,630,486
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$222,841	$189,928
Borrowings	3,550,574	3,318,031
Other liabilities	172,196	185,989
Total liabilities	3,945,611	3,693,948
Commitments and Contingencies
Equity:
Convertible preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized, 23,691 and 23,545 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	237	235
Additional paid-in capital	17,016	11,052
Accumulated earnings	1,135,234	1,049,171
Accumulated other comprehensive loss	(104,382)	(123,920)
Total stockholders’ equity	1,048,105	936,538
Total liabilities and stockholders’ equity	$4,993,716	$4,630,486

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”) included in the condensed consolidated statements of financial condition above. The liabilities in the table below can only be settled from assets in the respective VIEs. Creditors of the VIEs do not have recourse to the general credit of the Company.

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$28,740	$24,472
Investment in receivable portfolios, net	818,540	717,556
Other assets	5,485	19,358
Liabilities
Accounts payable and accrued liabilities	2,129	1,854
Borrowings	484,105	494,925
Other liabilities	2,915	2,452

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Revenue from receivable portfolios	$328,119	$302,687	$965,901	$899,545
Changes in recoveries	12,675	(17,067)	6,020	(30,054)
Total debt purchasing revenue	340,794	285,620	971,921	869,491
Servicing revenue	22,772	19,893	64,258	63,486
Other revenues	3,505	4,106	14,563	12,316
Total revenues	367,071	309,619	1,050,742	945,293
Operating expenses
Salaries and employee benefits	107,502	95,067	318,294	294,772
Cost of legal collections	67,339	56,274	190,309	167,525
General and administrative expenses	38,808	35,559	111,828	108,053
Other operating expenses	31,804	27,959	93,016	81,864
Collection agency commissions	7,370	8,046	22,308	26,583
Depreciation and amortization	8,158	11,196	23,467	32,768
Total operating expenses	260,981	234,101	759,222	711,565
Income from operations	106,090	75,518	291,520	233,728
Other expense
Interest expense	(66,906)	(50,558)	(184,047)	(147,376)
Other income	1,578	5,103	6,291	5,080
Total other expense	(65,328)	(45,455)	(177,756)	(142,296)
Income before income taxes	40,762	30,063	113,764	91,432
Provision for income taxes	(10,119)	(10,724)	(27,701)	(27,162)
Net income	$30,643	$19,339	$86,063	$64,270

Earnings per share:
Basic	$1.28	$0.82	$3.61	$2.72
Diluted	$1.26	$0.79	$3.54	$2.62

Weighted average shares outstanding:
Basic	23,912	23,712	23,859	23,644
Diluted	24,407	24,382	24,324	24,535

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net income	$86,063	$64,270
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,467	32,768
Other non-cash interest expense, net	12,379	12,526
Stock-based compensation expense	11,731	11,017
Deferred income taxes	1,718	952
Changes in recoveries	(6,020)	30,054
Other, net	7,477	(1,958)
Changes in operating assets and liabilities
Other assets	(35,277)	(21,820)
Accounts payable, accrued liabilities and other liabilities	31,086	(11,598)
Net cash provided by operating activities	132,624	116,211
Investing activities:
Purchases of receivable portfolios, net of put-backs	(844,868)	(772,101)
Collections applied to investment in receivable portfolios	641,982	504,672
Purchases of property and equipment	(20,451)	(16,765)
Other, net	47,632	13,468
Net cash used in investing activities	(175,705)	(270,726)
Financing activities:
Payment of loan and debt refinancing costs	(18,164)	(8,224)
Proceeds from credit facilities	458,844	630,079
Repayment of credit facilities	(1,292,578)	(446,724)
Proceeds from senior secured notes	1,000,000	—
Repayment of senior secured notes	(29,310)	(29,310)
Proceeds from issuance of convertible senior notes	—	230,000
Repayment of exchangeable senior notes	—	(212,480)
Proceeds from convertible hedge instruments, net	—	12,421
Other, net	11,695	(16,890)
Net cash provided by financing activities	130,487	158,872
Net increase in cash and cash equivalents	87,406	4,357
Effect of exchange rate changes on cash and cash equivalents	1,583	(3,558)
Cash and cash equivalents, beginning of period	158,364	143,912
Cash and cash equivalents, end of period	$247,353	$144,711

Supplemental disclosure of cash information:
Cash paid for interest	$138,951	$120,113
Cash paid for taxes, net of refunds	61,255	50,605
Supplemental schedule of non-cash investing activities:
Investment in receivable portfolios transferred to real estate owned	$4,617	$9,558

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Non-GAAP Metrics
Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, unaudited)	2024	2023	2024	2023
GAAP net income, as reported	$30,643	$19,339	$86,063	$64,270
Adjustments:
Interest expense	66,906	50,558	184,047	147,376
Interest income	(1,909)	(1,315)	(5,037)	(3,382)
Provision for income taxes	10,119	10,724	27,701	27,162
Depreciation and amortization	8,158	11,196	23,467	32,768
Stock-based compensation expense	3,737	3,092	11,731	11,017
Net loss (gain) on derivative instruments(1)	7	(3,512)	(267)	(3,512)
Acquisition, integration and restructuring related expenses(2)	162	594	4,364	6,574
Adjusted EBITDA	$117,823	$90,676	$332,069	$282,273
Collections applied to principal balance(3)	$223,292	$188,872	$666,766	$562,511
________________________

(1)Amount represents gain or loss recognized on derivative instruments that are not designated as hedging instruments or gain or loss recognized on derivative instruments upon dedesignation of hedge relationships. We adjust for this amount because we believe the gain or loss on derivative contracts is not indicative of ongoing operations.
(2)Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(3)Amount represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and other receivable portfolios. A reconciliation of “collections applied to investment in receivable portfolios, net” to “collections applied to principal balance” is available in the Form 10-Q for the period ending September 30, 2024.